Exhibit (a)(1)(e)

 FORM OF REMINDER E-MAILS OR LETTERS TO ELIGIBLE EMPLOYEES

Form of Reminder E-Mail or Letter to Eligible Employees

As outlined in the disclosure documents that were delivered to you and filed with the SEC, including the Offer to Amend, recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax and interest charges) on stock options that were granted at a discount from fair market value (“discount options”) and which vest after December 31, 2004.

Fossil has determined that certain of your stock options may be deemed discount options and affected by Section 409A. Fossil has offered you the opportunity to avoid the adverse tax consequences of Section 409A by amending certain Eligible Options and receiving certain cash payments. Note that you must act on or before 10:59 p.m., Central Time, on September 11, 2007 and accept the Offer to avoid the adverse tax consequences of Section 409A. All of the details of Fossil’s Offer to you are included in the Offer to Amend. For more information on how to participate in the Offer you may contact:

Katherine Neverdousky

Fossil, Inc.

2280 N. Greenville Avenue, Richardson, Texas 75082

Phone: (972) 699-6888